Exhibit 99.1
In keeping with our commitment to share merger-related news as soon as possible, I want to provide you with an update regarding one of the expected regulatory reviews mentioned in prior messages. As previously communicated, this transaction is subject to review by anti-trust regulators, and the review process can be led by either the Department of Justice (DOJ) or the Federal Trade Commission (FTC). Regulators have thirty (30) days after the parties file notice of the transaction to respond; in our case that 30 day timeframe ends on Friday, April 8.
Last Friday, our attorneys were informed that the anti-trust review had been assigned to the FTC. Unfortunately, because the FTC was not able to begin its review until late last week they will not be able to complete the process by April 8. As a result, we have voluntarily extended the initial anti-trust review by a period of 30 days to permit the FTC to complete its normal review process.. If the FTC completes its review before the expiration of the 30 day period, then they can provide clearance before the end of the full 30 days. Even if they take the full 30 days to complete the process, we anticipate receiving clearance from the FTC around the beginning of May.
We do not believe that this re-filing will change the timing of our expected merger. We still hope and expect that we will be able to complete all requirements and close the transaction by early June.
Since this is business as usual in a pending merger situation, we will not be formally communicating this information to our clients; rather, we will informally share it during our regular interactions with them over the next few days. We did, however, want to make you aware to ensure you have the most current and accurate information available and will continue to keep you informed as we move forward.
Additional Information and Where to Find It
In connection with the proposed merger, America Service Group will file with the SEC a proxy statement with respect to the special meeting of stockholders that will be held to consider the merger. When completed and filed, the definitive proxy statement and a form of proxy will be mailed to the stockholders of America Service Group. BEFORE MAKING ANY VOTING DECISION, AMERICA SERVICE GROUP’S STOCKHOLDERS ARE STRONGLY URGED TO READ THE PROXY STATEMENT REGARDING THE MERGER CAREFULLY AND IN ITS ENTIRETY BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT AMERICA SERVICE GROUP AND THE PROPOSED MERGER. America Service Group’s stockholders will be able to obtain, without charge, a copy of the proxy statement and other relevant documents filed with the SEC (in each case, when available) from the SEC’s website at http://www.sec.gov. America Service Group’s stockholders will also be able to obtain, without charge, a copy of the proxy statement and other relevant documents (in each case, when available) by directing a request by mail or telephone to America Service Group, Attn: Scott King, General Counsel, 105 Westpark Drive, Suite 200, Brentwood, Tennessee, 37027, telephone: (615)373-3100, or from the investor relations section of America Service Group’s website at www.asgr.com.

Proxy Solicitation
America Service Group and its directors and officers may be deemed to be participants in the solicitation of proxies from America Service Group’s stockholders with respect to the proposed merger. More detailed information regarding the identity of the potential participants, and their direct or indirect interests, by securities holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with the proposed merger. Information regarding America Service Group’s directors and executive officers and their ownership of America Service Group’s common stock is also available in America Service Group’s definitive proxy statement for its 2010 Annual Meeting of Stockholders filed with the SEC on April 28, 2010 and updated on May 28, 2010.